Exhibit 1

NEWS RELEASE

North American Palladium Provides Update on Suspension of Milling Operations

at its Lac des Iles Mine

Toronto, Ontario, May 28, 2015 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (OTC MKT: PALDF) provided an update regarding the previously disclosed temporary suspension of milling operations at its Lac des Iles palladium mine (“LDI”) site near Thunder Bay, Ontario due to water balance issues.

Initial indications suggested that a restart of the processing plant could occur once repairs to the liner of a reclaim pond were completed. However, recent problems have been experienced with leakages at some of the existing containment structures which are currently under repair. These issues have been exacerbated by the late and rapid onset of spring, accompanied by heavy rains, causing excess water to enter containment areas resulting in an upsetting of the water balance.

In addition, the Company has recently experienced a leak in a decommissioned tailings pond that was used to store reclaimed water. An amount of water has leaked and is currently being contained on site and monitored closely.

Progress towards the repair of the containment structures is being made, but the timing for the resumption of milling operations has yet to be determined. The Company has been working closely with stakeholders and regulators to keep them informed of mitigation strategies to manage water balance issues. All necessary measures are being implemented by the Company to restore the water balance.

Underground mining operations have continued and production rates for the months of April and May have been slightly ahead of plan. A significant stockpile of underground ore has been built up at surface and is available for processing with excess capacity available at the LDI mill once milling operations restart. Management is taking the opportunity during this shutdown to bring forward planned maintenance work.

Technical Information and Qualified Persons

Mr. James Gallagher, the Company’s Chief Operating Officer and a Qualified Person under National Instrument 43-101, has reviewed and approved all technical items disclosed in this news release.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDF.

www.nap.com

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words ‘target’, ‘plan’, ‘should’, ‘could’, ‘estimate’, ‘guidance’, and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, such as statements with respect to the ability to resume milling operations at its Lac des Iles mine, operating performance expectations, project timelines, production forecasts, expected mining and milling rates, and other statements that express management’s expectations or estimates of future performance. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: inherent risks associated with development, exploration, mining and processing including environmental risks and risks to tailings capacity, the possibility that metal prices and foreign exchange rates may fluctuate, the risk that the LDI mine may not perform as planned, that the Company may not be able to meet production forecasts, the possibility that the Company may not be able to generate sufficient cash to service its indebtedness and may be forced to take other actions, employment disruptions, including in connection with collective agreements between the Company and unions, and the risks associated with obtaining necessary licenses and permits. For more details on these and other risk factors see the Company’s most recent Annual Information Form / Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to: that the Company will be able to continue normal business operations at its Lac des Iles mine, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies, including labour, will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

North American Palladium Ltd.

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

www.nap.com

www.nap.com